Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Wintrust Financial Corporation Retirement Savings Plan of our reports (a) dated March 1, 2010, with respect to the consolidated financial statements of Wintrust Financial Corporation and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation included in its Annual Report on Form 10-K, and (b) dated June 29, 2010, with respect to the financial statements and schedule of the Wintrust Financial Corporation Retirement Savings Plan included in the Plan’s Annual Report on Form 11-K, both for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
October 6, 2010